Employee Stock Purchase Plan

                         Hudson Highland Group, Inc.

                         Effective April 1, 2003









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Contents





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Article 1. Purpose and Effective Date                                         1

Article 2. Definitions                                                        1

Article 3. Administration                                                     4

Article 4. Number of Shares                                                   4

Article 5. Eligibility Requirements                                           5

Article 6. Enrollment                                                         5

Article 7. Grant of Options on Enrollment                                     6

Article 8. Payment                                                            6

Article 9. Purchase of Shares                                                 6

Article 10. Withdrawal from the Plan and Termination of Employment            7

Article 11. Designation of Beneficiary                                        8

Article 12. Miscellaneous                                                     8




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Hudson Highland Group, Inc.
Employee Stock Purchase Plan


Article 1. Purpose and Effective Date
     1.1 The purpose of the Hudson Highland Group, Inc. Employee Stock Purchase Plan (the "Plan") is to provide an opportunity for employees of Hudson Highland Group, Inc. (the "Company") and employees of the Participating Affiliates (as defined below) to purchase shares of common stock of the Company in a way which is both convenient and on a basis more favorable than would otherwise be available. The Company believes that employee participation in ownership of the Company on this basis will be to the mutual benefit of both the employee and the Company.

     It is the intent of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, although the Company makes no undertakings nor representations to maintain such qualification. In addition, this Plan document authorizes the grant of Options under a non-Code Section 423 plan which do not qualify under Section 423 of the United States Internal Revenue Code pursuant to rules, procedures, or sub-plans adopted by the Committee (as defined below) designated to achieve desired tax or other objectives.

     1.2 It is intended that Purchase Periods will commence, if at all, at such times designated by the Committee.

     1.3 The Plan shall be effective on April 1, 2003 (the "Effective Date") subject to the approval of the Company's stockholders within one (1) year before or one (1) year after the date the Plan is approved by the Board. The Plan shall remain in effect in accordance with Section 12.7 of the Plan.

Article 2. Definitions
     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1 "Account" means a recordkeeping account maintained for a Participant to which payroll deductions, if applicable, shall be credited.

     2.2 "Affiliate" means any (i) Subsidiary and (ii) other entity in which the Company has an equity interest.

     2.3  "Board" means the Board of Directors of the Company.

     2.4 "Change in Control" shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a "Non-Control Transaction" (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and

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          14(d)(2) of the Securities Exchange Act of 1934, as amended (the
          "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities other than (a) a person who owns or owned Shares of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder's will or the laws of descent and distribution.

          A "Non-Control Transaction" shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the "Surviving Corporation"), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least fifty percent (50%) of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities) beneficially owns more than fifty percent (50%) of the combined voting power of the Surviving Corporation's then outstanding voting securities.

     2.5  "Code" means the Internal Revenue Code of 1986, as amended.

     2.6 "Committee" means the compensation committee of the Board. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.

     2.7  "Company" means Hudson Highland Group, Inc., a Delaware corporation.

     2.8 "Eligible Employee" means an Employee eligible to participate in the Plan in accordance with Article 5.

     2.9 "Employee" means any active employee of the Company or a Participating Affiliate.

     2.10 "Enrollment Date" means the date established by the Committee from time to time by which enrollment forms must be received for an Offering Period.

     2.11 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     2.12 "Fair Market Value" means, as of any applicable date, the closing sale price on the principal securities exchange on which the Shares are traded as reported in The Wall Street

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          Journal or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     2.13 "Grant Date" means a date on which an Eligible Employee is granted an option under the Plan pursuant to Article 7.

     2.14 "Grant Price" means the Fair Market Value of a Share on the Grant Date for such option.

     2.15 "Offering Period" means the offering period designated by the Committee.

     2.16 "Participant" means an Eligible Employee who has enrolled in the Plan pursuant to Article 6.

     2.17 "Participating Affiliate" means an Affiliate which has been designated by the Committee in accordance with Section 3.2 of the Plan as covered by the Plan. In the event the designated Affiliate is not a Subsidiary, it shall be designated for participation in the non-Code
          Section 423 portion of the Plan.

     2.18 "Purchase Date" with respect to a Purchase Period means the last Trading Day in such Purchase Period.

     2.19 "Purchase Date Price" means the Fair Market Value of a Share on the applicable Purchase Date.

     2.20 "Purchase Period" means the purchase period designated by the Committee; provided, that each period shall, in no event, end later than: (i) five (5) years from the date the option is granted if the Purchase Price is to be not less than eighty-five percent (85%) of the Fair Market Value of the Shares on the Purchase Date; or (ii) otherwise, twenty-seven (27) months from the Grant Date.

     2.21 "Purchase Period Commencement Date" means the first Trading Day of a Purchase Period.

     2.22 "Purchase Price" means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:

          (a)  The Grant Price, as defined in Section 2.14; and

          (b)  The Purchase Date Price, as defined in Section 2.18.

     2.23 "Rule 16b-3" means Rule 16b-3 under the Exchange Act.

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     2.24 "Shares" means Shares of the Company's common stock.

     2.25 "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.26 "Trading Day" means any day the stock exchange in which the Company's Shares are traded is open for trading.

Article 3. Administration
     3.1 The Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of the Board. The Committee shall have the authority to delegate administrative duties to officers, directors, or Employees of the Company.

     3.2 The Committee shall have the power, subject to and within the limits of the express provisions of the Plan, to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan; to determine all questions of policy and expediency that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable accounting consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Affiliates of the Company shall be Participating Affiliates. The Committee's determinations as to the interpretation and operation of this Plan shall be final and conclusive.

     In exercising the powers described in the foregoing paragraph, the Committee may adopt special or different rules, procedures, or sub-plans with respect to the Plan including, but not limited to, rules which allow employees of any foreign Participating Affiliate to participate in, and enjoy the tax benefits offered by the Plan.

     3.3 The Plan provisions relating to the administration of the Plan may be amended by the Board from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws of the United States, or to obtain any exemption under such laws, or to reduce or eliminate any unfavorable accounting consequences.

Article 4. Number of Shares
     4.1 Shares Reserved. No more than 160,000 Shares shall be reserved for sale and have been authorized by the stockholders of the Company for issuance pursuant to the Plan or any other similar employee stock purchase plan that the Company establishes for employees located in foreign jurisdictions. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for issuance under the Plan.

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     4.2 Adjustments. In the event of any change in corporate capitalization such as a stock split, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee may make such adjustments it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under Section 4.1, in the number, class of and/or price of Shares available for purchase under the Plan, and in the number of Shares which a Participant is entitled to purchase.

Article 5. Eligibility Requirements
     5.1 Except as provided in Section 5.2, each Employee shall become eligible to participate in the Plan in accordance with Article 6 on the first Enrollment Date on or following the later of: (a) the date such individual becomes an Eligible Employee; or (b) the Effective Date; provided, however, that the Committee may establish administrative rules with respect to an Employee's employment (e.g., some minimum employment period, for example, ninety (90) days prior to the Offering Period) to be eligible to participate with respect to an Offering Period. Participation in the Plan is entirely voluntary.

     5.2 Any provision of this Plan to the contrary notwithstanding, no Employee shall be granted an option, unless their participation is required as a matter of local law or regulation:

          (a) If, immediately after the grant, such Employee would own, and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company within the meaning of Section 423 of the Code; or

          (b) Which permits the Employee's rights to purchase stock under all employee stock purchase plans, as defined in Section 423 of the Code, of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time;

          (c) If the Employee's customary employment does not meet certain requirements for length of employment determined by the Committee from time to time; provided, however, that any such requirement for length of employment shall comply with Section 423 of the Code; or

          (d) If the Employee is prohibited by the laws of the nation of their residence of employment from participating in the Plan.

Article 6. Enrollment
     Any Eligible Employee may enroll in the Plan for any future Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company or a Participating Affiliate on or before the Enrollment Date with respect to such Offering Period.

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Article 7. Grant of Options on Enrollment
     7.1 Enrollment by an Eligible Employee in the Plan by an Enrollment Date with respect to any Purchase Period during the applicable Offering Period will constitute the grant by the Company to such Participant of an option on each Purchase Period Commencement Date during such Offering Period to purchase Shares from the Company pursuant to the Plan.

     7.2 An option granted to a Participant pursuant to this Plan shall expire, if not sooner terminated in accordance with the Plan, on the earliest to occur of: (a) the end of the Purchase Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Article 9; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

     7.3 An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the number of Shares which the funds accumulated in the Participant's Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that the Committee may, in its discretion, limit the number of Shares that may be purchased by each Participant in any Purchase Period.

     Notwithstanding anything to the contrary herein, no Employee shall be granted an option under the Plan (or any other plan of the Company or a Subsidiary intended to qualify under Section 423 of the Code) which would permit the Employee to purchase Shares under the Plan (and such other plan) in any calendar year with a Fair Market Value (determined at the time such option is granted) in excess of USD 25,000.

Article 8. Payment
     The Committee may designate the time and manner for payment for Shares to be purchased during the Purchase Period, including, but not limited to, payment by each Participant in cash or by certified check on a date designated by the Committee prior to the Purchase Date, or through payroll deductions of whole percentages of such Participant's compensation, the terms and conditions of which are designated by the Committee.

     Payment amounts shall be credited to a Participant's Account under this Plan. Unless required to do so by law or regulation, all payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate funds. Unless mandated by law or regulation, no interest shall accrue on any payments by Participants.

Article 9. Purchase of Shares
     9.1 Any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of Shares which the funds accumulated in the Participant's Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 7.3). All other options to purchase Shares that are not purchased on the last Purchase Date shall terminate.

     9.2 If Shares are purchased by a Participant pursuant to Section 9.1, then, within a reasonable time after the Purchase Date, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the whole number of Shares purchased by the Participant unless the

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Company has made arrangements to have the Shares held at a bank or other appropriate institution in noncertificated form. If any law or applicable regulation of the United States Securities and Exchange Commission or other body having jurisdiction shall require that the Company or the Participant take any action in connection with the Shares being purchased under the option, delivery of the certificate or certificates for such Shares shall be postponed until the necessary action shall have been completed.

     9.3 In the case of Participants employed by a Participating Affiliate, the Committee may provide for Shares to be sold through the Affiliate to such Participants, to the extent consistent with Section 423 of the Code and other applicable laws.

     9.4 If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Article 9, when aggregated with all Shares for which options have been previously exercised under this Plan, exceeds the maximum number of Shares reserved in Section 4.1, the Company shall allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant's Account bears to the aggregate balances of all Participants' Accounts, and the remaining balance of the amount credited to the Participant's Account of each Participant under the Plan shall be returned to him/her as promptly as possible.

     9.5 If a Participant or former Participant sells, transfers, or otherwise makes a disposition of Shares purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one
(1) year after the date such Shares were transferred to the Participant, and if such Participant or former Participant is subject to United States federal income tax, then such Participant or former Participant shall notify the Company or Participating Affiliate in writing of such sale, transfer, or other disposition within ten (10) days of the consummation of such sale, transfer, or other disposition.

Article 10. Withdrawal From the Plan and Termination of Employment
     10.1 Withdrawal from the Plan. A Participant may withdraw from the Plan in full (but not in part) during any Offering Period by delivering a notice of withdrawal to the Company or a Participating Affiliate (in a manner prescribed by the Committee) at any time in advance of such Purchase Date as the Committee may determine. The notice of withdrawal shall state whether the Participant elects either to use the funds then accumulated in the Participant's Account to purchase Shares as of the next following Purchase Date or to have the funds then accumulated in the Participant's Account distributed to the Participant.

     If notice of withdrawal is timely received and the Participant elects to have the funds then accumulated in the Participant's Account distributed, all funds then accumulated in the Participant's Account shall not be used to purchase Shares as of the next following Purchase Date, but shall instead be distributed to the Participant as soon as administratively feasible. Such a Participant may not return the distributed funds to the Company or a Participating Affiliate during the same Purchase Period and require the Company or Participating Affiliate to apply those funds to the purchase of Shares.

     If notice of withdrawal is timely received and the Participant elects to use the funds then accumulated in the Participant's Account to purchase Shares as of the next following Purchase Date, then the Participant shall continue to have an option with respect to such funds under this Plan.

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     A Participant who has withdrawn from the Plan (whether or not the
Participant has elected to have the funds in the Participant's Account distributed to him or her) may elect to again accumulate funds in the Participant's Account by delivering a notice to the Company or a Participating Affiliate (in a manner prescribed by the Committee) at any time in advance of a Purchase Date or the end of an Offering Period as the Committee may determine; provided, however, that such a Participant shall only be permitted to make such an election once in an Offering Period.

     10.2 Termination of Employment. Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or a Participating Affiliate for any reason whatsoever or otherwise ceases to be an Eligible Employee, and such terminated Participant's outstanding options shall thereupon terminate.

     As soon as administratively feasible after termination of participation, the Company or Participating Affiliate shall pay to the Participant or his/her beneficiary or legal representative any amounts accumulated in the Participant's Account at the time of termination of participation.

     10.3 Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiring Corporation"), may, without the consent of any Participant, assume the Company's rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company's rights and obligations under the Plan, the Purchase Date of the then current Purchase Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of Shares subject to outstanding options shall not be adjusted. All options which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

     10.4 Leave of Absence. If a Participant takes a leave of absence without terminating employment, such Participant shall have the right, at the commencement of the leave of absence and in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 10.1. To the extent determined by the Committee or required by
Section 423 of the Code, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

Article 11. Designation of Beneficiary
     The Committee may permit each Participant under the Plan, from time to time, to name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his/her Participant Account is to be paid in case of his/her death before he/she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, any Participant Account balance remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 12. Miscellaneous
     12.1 Restrictions on Transfer. Options granted under the Plan to a Participant may not be exercised during the Participant's lifetime other than by the Participant. Neither amounts credited to a

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Participant's Account nor any rights with respect to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw from the Plan in accordance with
Section 10.1.

     12.2 Administrative Assistance. If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his/her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account.

     12.3 Withholding. The Company or any Participating Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Participating Affiliate, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, income or social insurance required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

     12.4 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties, transfer taxes, and any brokerage fees applicable to participation in the Plan may be charged to the Participant Account of such Participant by the Company.

     12.5 Equal Rights and Privileges. To the extent Eligible Employees are granted options pursuant to Code Section 423, such Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations.

     12.6 Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of New York.

     12.7 Amendment and Termination. The Board may amend, alter, suspend, or terminate the Plan at any time; provided, however, that: (a) the Plan may not be amended in a way which will cause the Plan to fail to meet the requirements of Code Section 423; and (b) no amendment which would amend or modify the Plan in a manner requiring stockholder approval under Section 423 of the Code, Rule 16b-3, or the requirements of any securities exchange on which the Shares are traded shall be effective unless such stockholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 3.3, subject to the conditions set forth therein and in this Section 12.7.

     If the Plan is terminated or suspended, the Board or Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants' Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

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     12.8 No Right of Employment. Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or a Participating Affiliate any obligation to employ or continue to employ any Employee. The right of the Company or Participating Affiliate to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.

     12.9 Rights as Shareholder. No Participant shall have any rights as a shareholder unless and until certificates for Shares of common stock have been issued to him or her or to his or her account if the Company has made arrangements to have the Shares held at a bank or other appropriate institution in a noncertified form.

     12.10 Governmental Regulation. The Company's obligation to sell and deliver Shares of the Company's common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

     12.11 Gender. When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

     12.12 Condition for Participation. As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan (including, without limitation, the notification requirements of Section 9.6) and the determinations of the Committee.

     12.13 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Affiliates operate or have Eligible Employees, the Committee, in its sole discretion, shall have the power and authority to:

          (a)  Determine which Affiliates shall be covered by the Plan;

          (b) Modify the terms and conditions to Eligible Employees outside the United States to comply with applicable foreign laws;

          (c) Adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local legal requirements.

          (d) Adopt rules, procedures or sub-plans applicable to particular Affiliates or locations, which rules, procedures or sub-plans may be designed to be outside the scope of Code Section 423. The terms of such rules, procedures or sub-plans may take precedence over other provisions of this Plan, with the exception of Article 4, but unless otherwise expressly superseded by the terms of such rule, procedure or sub-plan, the provisions of this Plan shall govern the operation of the Plan. To the extent inconsistent with the requirements of Code Section 423, such rules, procedures or sub-plans shall be considered part of the non-423 Plan, and the options granted thereunder shall not be considered to comply with
               Section 423.

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          (e)  Take any action that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

     Notwithstanding the above, the Committee may not take any actions hereunder, and no option shall be granted, that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.


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